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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



       Date of Report (Date of earliest event reported): February 3, 2000



                               CALPINE CORPORATION

                            (A Delaware Corporation)
                        Commission File Number: 033-73160
                  I.R.S. Employer Identification No. 77-0212977




                           50 West San Fernando Street
                           San Jose, California 95113
                            Telephone: (408) 995-5115





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ITEM 5.  OTHER EVENTS

     On February 3, 2000, Calpine Corporation, a Delaware corporation, announced in a Press Release its financial results for the three and twelve months ended December 31, 1999.


(C)      Exhibits.

99.0 Press Release dated February 3, 2000 announcing financial results for the three and twelve months ended December 31, 1999.




SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              CALPINE CORPORATION


                              By: /s/   Charles B. Clark, Jr.
                                  -------------------------------
                                        Charles B. Clark, Jr.
                                    Vice President and Controller
                                       Chief Accounting Officer
February 8, 2000




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EXHIBIT 99.0


NEWS RELEASE                          CONTACTS:  408/995-5115
                                      Media Relations:  Katherine Potter, X1168
                                      Investor Relations:  Rick Barraza, X1125



               CALPINE REPORTS Earnings Per Share Up 59% FOR 1999

     (SAN JOSE, CALIF.) February 3, 2000-Calpine Corporation [NYSE:CPN], one of the nation's fastest growing power companies, today reported record financial results for the quarter and year ended December 31, 1999.

     Net income for the year ended December 31, 1999 was $95.1 million, representing a 108% increase over 1998 net income of $45.7 million. Diluted earnings per share rose 59% to $1.73 per share, from $1.09 in 1998. Revenue for the year increased 52% to $847.7 million, from $555.9 million a year ago. Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) was $392.2 million for 1999, up 54% from $255.3 million in 1998. Total assets at December 31, 1999 were $3.9 billion as compared to $1.7 billion at December 31, 1998.

     For the quarter ended December 31, 1999, net income was $30.8 million, an increase of 120% compared to $14.0 million for the fourth quarter 1998. Diluted earnings per share for the quarter were $0.48 per share, up 45% from $0.33 per share for the same period in 1998. Revenue for the quarter increased 43% to $247.5 million compared to $173.0 million for the same period a year ago. EBITDA for the fourth quarter was $123.9 million, up 81% from $68.3 million in 1998.

     The increase in earnings for both the quarter and year ended December 31, 1999 was primarily the result of the company's acquisition of 14 geothermal power plants-totaling approximately 700 megawatts-from Pacific Gas and Electric Company, completed in May 1999. For certain of these facilities, revenue includes amounts received under a Reliability Must Run contract with the California Independent System Operator, which was recently approved by the Federal Energy Regulatory Commission.

     "Calpine entered the ranks as one of the nation's most profitable power companies in 1999, reflecting the strength of our organization and the company's outstanding plant performance," stated Calpine President and Chief Executive Officer Peter Cartwright. "Calpine's stock rose 407% in 1999-the highest increase amongst leading energy and power companies."

     "Our goal remains clear and consistent: develop, acquire, own and operate clean, efficient and reliable electric generating facilities to meet increasing demand and replace America's aging power fleet," continued Cartwright. "In 1999, we revised our five-year power portfolio target to 25,000 megawatts by year-end 2004. Today, we're well on our way to achieving this goal with 14,000 megawatts in operation, under construction or in announced development."




                                    - more -
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         Highlights for 1999 include:

Acquisition Program - Calpine became the world's largest geothermal power provider in 1999 and significantly strengthened its gas-fired operations and fuels capabilities.

* Acquired 15 power plants and related steam fields at The Geysers of northern California, adding 770 megawatts.

* Increased Calpine's gas-fired portfolio by 20% with the acquisition of Cogeneration Corporation of America.

* Purchased Sheridan Energy, adding strategic natural gas reserves in northern California and Gulf Coast states and in-house fuels capabilities.

     Calpine leads the U.S. power industry with the largest construction and development program. Today, 10 projects are in construction totaling 4,376 net megawatts and 11 facilities are in announced development, which will add 6,278 net megawatts of generation by 2003.

Construction Program - In 1999, Calpine began construction of six new energy facilities.

* Initiated construction for 730-megawatt Magic Valley Generating Station in south Texas.

* Announced 540-megawatt gas-fired facility in Westbrook Maine; construction underway; energy deliveries slated for January 2001.

* Received California Energy Commission License for 545-megawatt Sutter Power Plant-first new power plant under construction in California's deregulated power industry; five-year contract in place with Sacramento Municipal Utility District; commercial operation scheduled for summer 2001.

* Commenced construction for 545-megawatt natural gas-fired facility on Fort Mojave Indian Reservation in Arizona; South Point Power Plant to enter commercial operation in early 2001.

* Entered joint venture with Lower Colorado River Authority to develop 545-megawatt Lost Pines 1 Power Plant currently under construction in Bastrop County, Texas.

* Initiated construction for Los Medanos Energy Center, a 500-megawatt natural gas-fired cogeneration facility in Pittsburg, Calif. at USS-POSCO's steel facility.

* Completed $265 million financing for 545-megawatt Pasadena Power Plant expansion in Texas; construction is underway; start-up scheduled for June 2000.

Development   Program  -  Calpine   announced  six  new  strategic   development
opportunities in 1999.

* Introduced 600-megawatt Metcalf Energy Center in San Jose, Calif.; plant to provide needed generation to Bay Area in 2003.

* Announced partnership with Pinnacle West Capital Corporation to develop 545-megawatt natural gas-fired facility at Arizona Public Service's West Phoenix Power Station.

* Entered Pennsylvania power market; announced plans for 545-megawatt natural gas-fired facility in Ontelaunee Township.

* Launched 800-megawatt cogeneration plant at Bayer Corporation's chemical facility in Baytown, Texas; final stages of permitting; start-up slated for late 2001.

*    Initiated   development   of   560-megawatt   Channel   Energy   Center  at
     Lyondell-Citgo's Houston, Texas refinery.

* Launched Towantic Energy Center, a 500-megawatt natural gas-fired facility to be located in Oxford, Conn.

* Increased number of gas turbines on order to 69, providing Calpine with a distinct competitive advantage in building its 25,000-megawatt power portfolio.

                                    - more -

Operations/Enhancement   Program  -  Calpine's  value-added  approach  to  power
generation   provides  unique   opportunities   to  maximize   efficiencies  and
profitability.

* Amended power purchase agreement with Pacific Gas and Electric Company for the electric output of Gilroy, Calif. natural gas-fired plant, providing Calpine earlier access to California's deregulated power market.

* Acquired PowerSuite, a fully integrated, real-time business management system, to enhance Calpine's power generation capabilities.

Finance Program - In 1999, Calpine raised approximately $3 billion to fund continued growth.

*    Completed successful capital offerings, raising nearly $1.5 billion.

* Secured $1 billion revolving credit facility to fund construction-the first deal of its kind and magnitude in the industry.

*    Completed two-for-one stock split.

*    Achieved BB+ credit rating by all 3 major rating agencies.

About Calpine Corporation

     Calpine Corporation is a leading U.S. power company dedicated to providing customers with reliable and competitively priced electricity. Calpine currently has interests in approximately 14,000 megawatts of capacity in operation, under construction or in announced development in 18 states-enough energy to power approximately 14 million households. Calpine has headquarters in San Jose, Calif., with regional offices in Houston, Texas; Pleasanton, Calif.; and Boston, Mass. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. To learn more about Calpine, visit its website at www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) changes in government regulations and anticipated deregulation of the electric energy industry; (ii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations (iii) cost estimates are preliminary and actual cost may be higher than estimated, (iv) the assurance that the Company will develop additional plants, (v) a competitor's development of a lower-cost generating gas-fired power plant or (vi) the risks associated with marketing and selling power from power plants in the newly competitive energy market. Prospective investors are also referred to the other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                                 (Table Follows)

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                      CALPINE CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations
        For the Three and Twelve Months Ended December 31, 1999 and 1998
                    (in thousands, except per share amounts)
                                   (unaudited)


                                          Three Months Ended Twelve Months Ended
                                               December 31,     December 31,
                                          ------------------ ------------------
                                              1999    1998      1999       1998
                                           -------- --------  -------- --------
Revenue:
 Electricity and steam sales ............. $230,560 $160,538  $760,325 $507,897
 Service contract revenue from
  related parties.........................    8,688    3,886    43,773   20,249
 Income from unconsolidated investments
   in power projects .....................    2,430    8,609    36,593   25,240
 Interest income on loans to power
   projects...............................       --       --     1,226    2,562
 Other revenue ...........................    5,818       --     5,818       --
                                           -------- --------  -------- --------
    Total revenue ........................  247,496  173,033   847,735  555,948

Cost of revenue:
 Plant operating expenses ................   36,854   24,903   118,334   74,486
 Fuel expenses ...........................   74,469   61,211   268,734  181,593
 Depreciation ............................   26,518   21,456    82,812   73,988
 Production royalties ....................    4,022    2,686    13,767   10,714
 Operating lease expenses ................   10,055    6,139    33,594   17,129
 Service contract expenses ...............    7,556    5,703    40,236   17,417
                                           -------- --------  -------- --------
    Total cost of revenue ................  159,474  122,098   557,477  375,327

Gross profit .............................   88,022   50,935   290,258  180,621

Project development expenses .............    3,045    2,324    10,712    7,165
General and administrative expenses ......   18,789    8,349    53,044   26,780
                                           -------- --------  -------- --------
    Income from operations ...............   66,188   40,262   226,502  146,676

Other expense (income):
Interest expense .........................   20,972   21,588    91,162   86,726
Distributions on trust preferred
  securities .............................    2,565       --     2,565       --
Interest income ..........................   (7,801)  (2,959)  (24,106) (12,348)
Other income, net ........................      (72)    (241)   (1,335)  (1,075)
    Income before provision for
                                           -------- --------  -------- --------
      income taxes .......................   50,524   21,874   158,216   73,373

Provision for income taxes ...............   19,758    7,841    61,973   27,054
                                           -------- --------  -------- --------
    Income before extraordinary charge ... 30,766 14,033 96,243 46,319 Extraordinary charge net of tax
      benefit of $--, $--, $793 and $441 .       --       --     1,150      641
                                           -------- --------  -------- --------
    Net income ........................... $ 30,766 $ 14,033  $ 95,093 $ 45,678
                                           ======== ========  ======== ========

Basic earnings per common share:
 Weighted average shares outstanding .....   59,888   40,314    52,328   40,242
 Income before extraordinary charge ...... $   0.51 $   0.35  $   1.84 $   1.15
 Extraordinary charge .................... $     -- $     --  $  (0.02)$  (0.01)
 Net income .............................. $   0.51 $   0.35  $   1.82 $   1.14

Diluted earnings per common share:
 Weighted average shares outstanding .....   63,716   42,610    55,661   42,328
 Income before extraordinary charge ...... $   0.48 $   0.33  $   1.73 $   1.09
 Extraordinary charge .................... $     -- $     --  $  (0.02)$  (0.01)
 Net income .............................. $   0.48 $   0.33  $   1.71 $   1.08

 Depreciation and amortization ........... $ 26,597 $ 17,061  $ 83,040 $ 82,913
 Interest expense per indenture .......... $ 24,754 $ 23,828  $103,403 $ 93,015
 EBITDA .................................. $123,921 $ 68,290  $392,160 $255,306
 EBITDA to total interest expense ........     5.01x    2.87x     3.79x    2.74x

                                                        ###
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